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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Tyco International Ltd. and Tyco International Group S.A. (File Nos. 333-71493 and 333-71493-01) of our report dated January 31, 1997 on our audit of the consolidated statements of income, changes in shareholders' investment and cash flows of Keystone International, Inc. and subsidiaries for the year ended December 31, 1996, included in the Tyco International Ltd. Current Report on Form 8-K filed December 10, 1998, and to all references to our Firm included in this Registration Statement.


                                           /s/ ARTHUR ANDERSEN LLP


Houston, Texas
February 23, 1999